Exhibit 10.19

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this “Supply Agreement”) is made and entered into effective as of the last date set forth in the signature block below (the “Effective Date”) by and between CRICUT, Inc., a Utah corporation, with its principal office at 10855 South River Front Parkway, Suite 300, South Jordan, Utah 84095, U.S.A. (“Cricut” or “Buyer”), and XIAMEN INTRETECH, INC., a China corporation with its principal office at 104 Unit, 1st Floor of 6# building, No. 2879 DongFu Road, Haicang District, Xiamen, Fujian, China and its affiliates (“Seller”). Buyer and Seller are referred to in this Agreement, individually as a “Party”, and collectively, the “Parties”. This Supply Agreement, together with any exhibits attached hereto or incorporated by reference and all applicable POs (as defined below), are referred to collectively herein as this “Agreement”, as further specified in Section IX.C. below.

IN CONSIDERATION of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, Buyer and Seller agree to enter into this Agreement, subject to the following terms and conditions:

I.	Purchase and Supply of Products

A.Products. Subject to the terms and conditions of this Agreement, Seller shall supply Buyer with the products generally described on Exhibit A, as such products may be more specifically described or modified from time to time by Buyer and/or by POs between the Parties (collectively, the “Products”). Acceptance of a PO will have the effect of listing on Exhibit A any new SKUs or Products included in such PO. Seller shall not institute any material Product or process design change without the express prior written authorization from a senior executive of Buyer responsible for such decisions.

B.Capacity. Seller shall maintain capacity consistent with rolling projections provided by Buyer, from time to time, but in no case less capacity than one hundred fifty percent (150%) of the annual production targets based upon the aggregate of all POs in the previous twelve (12) months.

C.Purchase Orders. During the Term of this Agreement, Buyer may issue purchase orders (each, a “Purchase Order” or “PO”) for the Products from time to time, and Seller shall plan its manufacture and delivery of the Products accordingly. All POs for the Products will be in writing and transmitted to Seller via facsimile, email, or other electronic means. The essential elements for a PO and the process by which Buyer may issue a PO to Seller will be set by Buyer’s reasonable instructions, as may be articulated from time to time. At a minimum, a PO shall identify and/or describe the Products to be purchased, the quantity of the Products, the scheduled delivery date, ship to address, and the applicable pricing. The price set forth in each PO shall include the cost of manufacturing, packaging, and labeling, unless otherwise specified therein. Seller acknowledges and agrees:

(i)that any sales forecasts, quantity purchase estimates, or similar projections received from Buyer are not purchase commitments of Buyer, but rather represent estimates for Buyer’s planning purposes only; and

(ii)that Buyer has no obligation to purchase or otherwise compensate Seller for any of Seller’s finished products, long lead-time parts, or unfinished raw materials not covered by an explicit and complete PO.

D.PO Terms and Conditions. The terms and conditions of the Cricut Purchase Order Terms and Conditions set forth at http://www.cricut.com/legal, as amended from time to time (the “PO Terms and Conditions”) are hereby incorporated into this Agreement by reference and made a part of this Agreement.

A copy of the current PO Terms and Conditions are attached to this Agreement as Exhibit B for convenience only; in the event the PO Terms and Conditions are revised, amended, or updated online, such new version shall control. Similarly, the terms and conditions of the Cricut Manufacturer’s Code of Conduct, as may be amended from time to time (the “Code of Conduct”) are hereby incorporated into this Agreement by reference and made a part of this Agreement and Seller agrees to comply with (and cause all of its Subcontractors to comply with) all Manufacturer obligations set forth therein. A copy of the current version of the Code of Conduct is attached to this Agreement as Exhibit C. In the event of any inconsistency or conflict between this Supply Agreement and the PO Terms and Conditions, the terms of this Supply Agreement shall govern. Notwithstanding the foregoing, in the event of any inconsistency or conflict between specific terms negotiated and set forth in a PO and mutually agreed in writing by authorized signatories of both Parties shall govern over the terms of this Supply Agreement and the PO Terms and Conditions.

E.Logistics Guide. Seller agrees to fully comply with Buyer’s Internal Vendor Logistics and Compliance Guide, as amended from time to time, a copy of which has been received and reviewed by Seller and any other logistics requirements outlined on a PO or by way of Buyer’s instructions associated with the issuance of a PO (collectively, the “Logistics Guide”). In the event of any inconsistency or conflict between this Supply Agreement and the Logistics Guide, this Supply Agreement shall govern, including for example, Seller’s indemnification limits for intellectual property claims as described below in Section IV below.

F.Second Source. The Parties understand and agree that as applied to Buyer this Agreement is non-exclusive, and Buyer reserves the right to “second source” the Products in Buyer’s sole and absolute discretion.

II.	Delivery/Pricing

A.Delivery. With respect to each PO, Seller shall deliver the Products to Buyer in such quantities and at such date and location specified in the PO, and shall follow all other reasonable instructions of Buyer (including the Code of Conduct, Logistics Guide, any Buyer quality assurance programs, Product specifications, or other quality standards). Delivery time for the Products shall be set forth in the PO (the “Delivery Date”), as well as the applicable “Ship to” address and freight information. In the event no Delivery Date is specifically set forth in the PO, the Delivery Date shall be a date that is no later than sixty (60) days from Seller’s receipt of the PO and any required down payment. The Parties agree that timely delivery is essential for the sale of the Products. In the event that Seller fails to meet the Delivery Date due to any of its own acts or omissions (or the acts or omissions of its Subcontractors), Buyer shall have the right to reject any late shipments, impose reasonable late fees upon Seller, charge for expedited shipping, suspend its performance of this Agreement, and/or terminate this Agreement or applicable PO(s).

B.Title and Risk of Loss. Title to Products delivered by Seller hereunder and all risk of loss and damage associated therewith shall pass from Seller to Buyer upon Buyer’s receipt of such Products. However, for any defective or non-conforming Products discovered by Buyer, title to such Products and all risk of loss and damage associated therewith shall revert back to Seller from Buyer upon Buyer’s notice of such Products and shall remain with Seller.

C.Pricing and Payment for Accepted Products. The pricing for Products manufactured and delivered by Seller hereunder shall be as set forth in POs. Payment for accepted Products shall be made by Buyer to Seller in a method mutually agreed upon in writing by the Parties within ninety (90) days after shipment (sailing date) of such Products. Buyer will have no responsibility for any increased costs incurred by Seller in connection with any raw materials or Subcontractors, unless such additional costs have been negotiated and agreed to in advance in writing by Buyer.

III.	Term and Termination

A.Term and Termination.

1.Term. This Agreement shall be effective as of the Effective Date set forth above and shall continue in full force and effect for five (5) years from such date (the “Initial Term”), unless earlier terminated pursuant to the terms of Section III.A.2. Unless this Agreement is terminated or either Party provides written notice to the other Party at least sixty (60) days prior to expiration of the Initial Term (or the Renewal Term, as applicable), the Term of this Agreement will automatically renew for subsequent periods of one (1) year (each, a “Renewal Term”). For purposes of this Agreement, “Term” means the Initial Term or any Renewal Term, as applicable.

2.Termination. In addition to the termination rights and provisions contained in the PO Terms and Conditions, the following termination rights and provisions will apply to this Agreement:

a.Buyer’s Termination for Cause. Buyer shall have the right to terminate this Agreement or any specific PO(s) and any license(s) granted hereunder with immediate effect, upon written notice to Seller, if Seller: (i) fails to timely deliver the Products pursuant to Section II; (ii) breaches any of the provisions of Sections IV, V, VI or VII; (iii) breaches any of its other representations, warranties or covenants under this Agreement and fails to cure such breach within five (5) days after receipt of Buyer’s notice thereof; or (iv) files a petition in bankruptcy or is adjudicated as bankrupt or insolvent, or makes an assignment for the benefit of creditors, or makes an arrangement pursuant to any bankruptcy law, or discontinues its business, or if a receiver, liquidator, custodian, trustee or the like is appointed for Seller or its business and such appointment is not removed within sixty (60) days.

b.Buyer’s Termination for Convenience. In addition to any other rights of Buyer to cancel or terminate this Agreement, subject to Section III.B. Buyer may terminate this Supply Agreement at any time and for any reason by giving sixty (60) days’ prior written notice to Seller. Notwithstanding such termination, unless otherwise agreed to by the Parties, Seller agrees to continue and complete performance on any open POs then pending or outstanding.

c.Seller’s Termination for Cause. Seller shall have the right to terminate this Agreement or any specific PO(s) with immediate effect, upon written notice to Buyer, if Buyer: (i) breaches its payment obligation for accepted Products and fails to cure such breach within ten (10) business days after receipt of Seller’s notice; or (ii) files a petition in bankruptcy or is adjudicated as bankrupt or insolvent, or makes an assignment for the benefit of creditors, or makes an arrangement pursuant to any bankruptcy law, or discontinues its business, or if a receiver, liquidator, custodian, trustee or the like is appointed for Buyer or its business and such appointment is not removed within sixty (60) days thereof. Seller must submit any and all claims pursuant to this Subsection to Buyer within thirty (30) days after the date of termination or such claims shall be waived. Payments to be made to Seller under this Subsection represent the sole liability of Buyer in the event of termination or cancellation pursuant to this Subsection and any POs issued this Agreement, and Seller agrees not to charge any other costs, expenses, or fees to Buyer.

B.Effect of Termination or Expiration. Notwithstanding anything to the contrary, in the event there are any open POs pending or outstanding when this Agreement is terminated for any reason, Buyer may, at its option, cancel, or terminate those POs in accordance with the terms therein. Upon termination or expiration of this Agreement: (1) all rights and licenses granted to Seller hereunder shall immediately terminate and revert to Buyer; (2) Seller shall have no further right or license to use any Buyer Proprietary Information (including without limitation the designs and specifications for the Products and any and all Buyer Property) or Markings for any purpose or in any manner; (3) Seller shall immediately cease and refrain from manufacture of the Products and any and all use of Buyer Proprietary Information (including without limitation the designs and specifications for the Products and any and all Buyer Property) and Markings, except as expressly requested by Buyer in writing in order to fulfill an existing PO placed prior to the termination or expiration of this Agreement; and (4) Seller shall, at Buyer’s sole election, either (i) promptly return any and all Buyer Proprietary Information (including without limitation, the designs and specifications for the Products and any and all Buyer Property) and Markings, including all materials incorporating any of the same, that are in its possession or control, to Buyer or (ii) promptly destroy them and all copies thereof and provide evidence of such destruction satisfactory to Buyer. Notwithstanding anything to the contrary, upon termination or expiration of this Agreement, neither Party shall be relieved or released from any of its obligations or liabilities hereunder existing or accrued prior to such termination or expiration.

C.Inventory Upon Termination or Expiration. Within seven (7) days after the date of termination or expiration of this Agreement, Seller shall furnish to Buyer an inventory statement indicating the inventory of both finished and unfinished Products, detailing which inventory was purchased based on a PO; including works-in-progress for Products, as well as raw materials or components that Seller agrees are in Seller’s standard stock or that are readily marketable and that are held by, or for, Seller at the termination or expiration date (the “Remaining Inventory”). Upon receipt of such statement, Buyer shall have the right to enter all premises where the Remaining Inventory is located or warehoused, to conduct at its cost and expense, a physical inventory to verify such statement. Seller shall cooperate with Buyer, and any refusal by Seller to submit to such physical inventory shall immediately forfeit Seller’s rights hereunder to dispose of the Remaining Inventory. Buyer shall have the right to purchase the Remaining Inventory, in whole or in part, from Seller at Seller’s cost, unless otherwise agreed to in writing by both Parties with respect to certain long lead-time components or other specialized inventory; provided that Buyer must elect to purchase such Remaining Inventory (or have it destroyed, as applicable) within three (3) months. Any Remaining Inventory not purchased by Buyer shall be promptly destroyed and Seller shall provide evidence of such destruction satisfactory to Buyer.

IV.	Product Warranty, Indemnity, Insurance

A.Product Warranty. In addition to all warranties implied by law or set forth in the PO Terms and Conditions, Seller represents and warrants at all times during the Term of this Agreement that: (1) the Products will comply with all directives established by Buyer and communicated to Seller (whether in the Code of Conduct, Logistics Guide, or otherwise); (2) the Products will be free from defects in design (except where the design emanates from Buyer), workmanship, and/or materials; (3) the Products will conform in all respects with all applicable international, federal, state, agency, and local laws, orders, and regulations, including without limitation those regarding (a) safety, (b) content, (c) flammability, (d) weights, measures and sizes, (e) special use, care, handling, cleaning, laundering instructions, or warnings, (f) processing, manufacturing, labeling, advertising, selling, shipping, and invoicing, (g) registration and declaration of responsibility, (h) occupational safety and health, and (i) California Proposition 65 (The Safe Drinking Water and Toxic Enforcement Act of 1986), European Union REACH requirements, and all other similar health and safety regulatory requirements1; (4) the Products will not infringe or encroach upon Buyer’s or any third party’s proprietary rights, including without limitation patents, trademarks, trade names, copyrights, or trade secrets; (5) the Products will conform to all of Buyer’s specifications and to all articles shown to Buyer as product samples; (6) no illegal child, forced, or prison labor is utilized in the mining, production, manufacture, assembly or packaging of Products, and (7) the Products were not trans-shipped for the purpose of evading quota or country or origin restrictions, mislabeling, or avoidance of applicable child, forced, or prison labor laws.

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California Prop 65, European Union REACH testing, and other similar health and safety qualifications are the responsibility of Seller and Seller agrees to, upon Buyer’s request, provide certifications of compliance satisfactory to Buyer, in Buyer’s sole discretion. Any inventory, or parts, which do not comply with these requirements shall be deemed defective and Buyer shall be under no obligation to pay for, take possession of, or dispose of such inventory.

B.Indemnity. Seller agrees to reimburse, indemnify, defend, and hold harmless Buyer (including its subsidiary and affiliate companies), its customers, and its present, former, and future shareholders, employees, officers, and directors from and against any and all damage, loss, liability, fine, settlement, penalty, and expense (including but not limited to reasonable attorneys’ fees and expenses), and any and all claim or action therefore, by or on behalf of any person, arising out of or in connection with (1) any use, possession, consumption, or sale of the Products furnished by Seller; (2) any services provided by or on behalf of Seller with respect to such Products; (3) any failure of Seller to properly perform a PO; and (4) any other breach by Seller of its representations, warranties, or covenants under this Agreement, including without limitation those set forth in Section IV.A. Seller is not relieved of the foregoing indemnity, defense, and related obligations by allegations or any claim of negligence on the part of Buyer; provided, however, Seller is not liable hereunder to the proportional extent any injury or damage is finally judicially determined to have been proximately caused by the negligence and/or willful misconduct of Buyer.

C.Insurance. Seller shall, throughout the Term of this Agreement, and for a period of one (1) year thereafter, obtain and maintain at its own cost and expense, from a qualified insurance company, product liability insurance, the form of which must be acceptable to Buyer, naming Buyer and its officers, directors, and shareholders as additional named insureds and loss payee. Such policy shall provide protection against any and all claims, demands and causes of action arising out of any defects or failure to perform, alleged or otherwise, of the Products or any use thereof. The amount of coverage shall be a minimum of one million dollars ($1,000,000) combined single limit with no deductible amount for each single occurrence and two million dollars ($2,000,000) in the aggregate for bodily injury and/or for property damage. Buyer may request additional insurance should Products be added to Exhibit A (including by way of Section II.A.). Seller must provide to Buyer certificates of insurance evidencing such coverage, naming “Cricut, Inc. and its subsidiaries and affiliates” as additional insureds and identifying the coverage as primary over any and all other applicable coverages. Such certificates shall be provided annually to Buyer at the following address: Cricut, Inc., Attn: General Counsel, 10855 South River Front Parkway, Suite 300, South Jordan, UT 84095 U.S.A. (or any other address provided by Buyer). The policy shall provide for thirty (30) days prior written notice to Buyer from the insurer by registered or certified mail, return receipt requested, in the event of any modification, cancellation or termination. Seller agrees to furnish Buyer a certificate of insurance evidencing same within thirty (30) days after execution of this Agreement.

V.	Intellectual Property

A.License Grant. Subject to and in strict conformance with the terms and conditions of this Agreement, Buyer hereby grants to Seller solely during the Term of this Agreement a non-exclusive, royalty-free, non-transferable, non-sublicensable, limited right and license to use and access such Buyer Proprietary Information as is necessary (as determined by Buyer in its sole and absolute discretion) to enable Seller (i) to manufacture the Products, and (ii) to affix the Markings to the Products only in such form and appearance as specified by Buyer. Any Buyer Proprietary Information and Markings provided by Buyer hereunder shall be used by Seller solely for the purposes of manufacturing the Products at Seller’s premises (or approved Subcontractor premises) as approved by Buyer.

For purposes of this Agreement, “Buyer Proprietary Information” shall mean any and all proprietary and Confidential Information (as defined in the Confidentiality Agreement), data, know-how, patents, patent applications, inventions, copyrights, industrial models or industrial designs, product packaging, mask works, and trade secrets of Buyer relating to the Products or Improvements, including without limitation: (a) designs and specifications for the Products; (b) drawings, photographs, diagrams, instructions, manuals, guidelines, and other printed and/or electronic documentation; (c) standards and procedures for quality control, quality assurance, and testing and inspection; (d) any information, data or documentation disclosed or provided to Seller by Buyer, which is marked or indicated as

“proprietary” or “confidential” by Buyer at the time of such disclosure or provision; (e) any other information that should reasonably be recognized as proprietary or confidential information; and, without limiting the foregoing (f) any information that contains, reflects, or is derived from any of the foregoing.

B.Patent Rights. Buyer retains all patent and intellectual property rights in the Products; those now associated with the Products, those that may arise from the Products, or design changes and innovations to the Products whether instituted by Buyer, Seller, any of Seller’s affiliates, any of Seller’s Subcontractors, or any other third party contracted by Seller.

C.Markings. For purposes of this Agreement, “Markings” means all means all trademarks, copyrights, trade dress, model names, style names, part numbers, catalog numbers, SKU numbers, UPC numbers, and all other information or indicia used by Buyer to distinguish the Products from the products of others, including without limitation those set forth in Exhibit A.

D.Ownership; No Challenge; No Registration. All Buyer Proprietary Information and Markings shall remain the sole and exclusive property of Buyer. Nothing in this Agreement shall be deemed or construed to have granted, conveyed, assigned, or transferred to Seller, its affiliates, or its Subcontractors any ownership interest in any Buyer Proprietary Information or Markings. All goodwill associated with the permitted use of the Markings by Seller shall inure exclusively to Buyer. Seller agrees that neither Seller nor any person acting with, for or under the control of direction of Seller shall ever contest such ownership or the exclusive rights of Buyer with respect to Buyer Proprietary Information or Markings anywhere in the world. Seller agrees that, except as expressly provided herein, it will not use, register, attempt to register or assist any third party in using or registering any Buyer Proprietary Information as a patent, industrial model, industrial design, copyright, or the like under any regime for registering proprietary rights. Seller agrees that, except as expressly provided herein, it will not use, register, attempt to register or assist any third party in using or registering any of the Markings, or any trademark or trade name that is the similar to any of the Markings, in English or any other language, whether as a trademark, trade name, domain name, or otherwise. Seller agrees to only make use of Buyer Proprietary Information and Improvements (as defined herein) as expressly permitted in this Agreement.

E.Improvements and Development. Any and all improvements, innovations, enhancements, upgrades, and modifications to the Products or Buyer Proprietary Information, whether made by Seller (including Seller’s affiliates, its Subcontractors, and other third parties) or Buyer or jointly by the Parties (collectively, “Improvements”), shall belong solely to Buyer. Seller shall promptly disclose to Buyer any and all Improvements made to the Products. Seller’s representatives (including engineers) shall further cooperate with Buyer and disclose information concerning Improvements as deemed useful by Seller and as requested by Buyer, including but not limited to working closely with Buyer’s representatives to identify patentable material, completing Invention Disclosure Reports (as provided by Buyer), and providing materials and documentation relating to all Improvements. Seller hereby assigns to Buyer all rights associated with the Improvements and shall, upon Buyer’s request, promptly execute a written instrument, in a form satisfactory to Buyer, transferring all right, title, and interest to Buyer, acknowledging Buyer’s ownership of such Improvements. The license granted to Seller hereunder shall extend to any and all Improvements; provided that Seller strictly complies with all other terms and conditions of this Agreement. Additionally, to the extent that this Agreement or any PO is issued for the creation of copyrightable works, all such works shall be considered “works made for hire”; and to the extent that the works do not qualify as “works made for hire”, Seller hereby assigns (and agrees to assign by written instrument if necessary) to Buyer all right, title, and interest in and to all copyrights and moral rights therein. In addition to Improvements made in Seller’s role as a supplier to Buyer, Buyer may also engage Seller to develop or help develop specific products. Such development would take part under the terms and conditions set forth herein, and specifically the terms and conditions of this Section V.

F.Proprietary Notices. Seller shall include on the Products and packaging and related materials for the Products any and all such patent, copyright, trademark, and other proprietary notices as Buyer may specify from time to time which identify Buyer as the owner and licensor of Buyer Proprietary Information and Markings. Seller shall not alter, remove, conceal, or deface any such proprietary notices without prior written consent of Buyer.

G.Certain Restrictions. Without Buyer’s prior written consent, Seller shall not use any Buyer Proprietary Information or Markings for any purpose or in any manner not expressly stated in this Agreement. Seller shall supply the Products solely and exclusively to Buyer, and shall not market, sell, or otherwise distribute the Products to any other person or entity. Seller shall not register or attempt to register any Buyer Proprietary Information or Markings (or any marks, names, codes, or symbols confusingly similar thereto) under patent, copyright, trademark, or otherwise, or challenge Buyer’s rights thereto, anywhere in the world.

H.Registrations; Enforcement. Buyer shall have the exclusive right, but not the obligation, to file at its own expense, applications to register any rights in Buyer’s Proprietary Information or the Markings, and to bring or assert any action for enforcement of rights in the same. Seller agrees to inform Buyer promptly of any possible infringement, or of any passing off or unfair competition affecting the Buyer’s Proprietary Information or the Markings that comes to the attention of Seller. Additionally, Seller agrees to fully cooperate and assist Buyer in the protection and defense of any of Buyer’s rights in Buyer’s Proprietary Information or the Markings, in the filing and prosecution of any patent, copyright, industrial model or design application, registration, renewal and the like, in the recording of this Agreement or any related agreements, and in the doing of any other act with respect to Buyer’s Proprietary Information or the Markings, including the prevention of the use thereof by any unauthorized person, that in the sole discretion of Buyer may be necessary or desirable.

VI.	Buyer Property

All supplies, materials, computer files, tools, jigs, dies, gauges, fixtures, molds, patterns, diagrams, equipment, and other items furnished by Buyer, either directly or indirectly, to Seller or its Subcontractors to perform this Agreement or any PO, or for which Seller has been reimbursed by Buyer (“Buyer Property”), shall be and remain the property of Buyer and held by Seller on a bailment basis. Seller shall bear the risk of loss of and damage to Buyer Property. Buyer Property shall (i) at all times be properly housed and maintained by Seller, at its expense, (ii) not be used by Seller or its Subcontractors for any purpose other than the performance of this Agreement, (iii) be deemed to be personalty and conspicuously marked by Seller as the property of Buyer, (iv) shall not be commingled with the property of Seller, of its Subcontractors, or with that of any other third party, and (v) shall not be moved from Seller’s premises (or Subcontractor’s premises, as applicable) without Buyer’s prior written approval. Upon the request of Buyer, Buyer Property shall be immediately released to Buyer or delivered to Buyer by Seller, either (i) F.O.B. transport equipment at Seller’s plant, properly packed and marked in accordance with the requirements of the carrier selected by Buyer to transport such property, or (ii) to any location designated by Buyer, in which event Buyer shall pay to Seller the reasonable costs of delivering such property to such location. Where permitted by law, Seller waives any lien or other rights that Seller might otherwise have on any Buyer Property for work performed on such property or otherwise.

VII.	Representations and Covenants

A.Confidentiality. The terms and conditions of that certain non-disclosure agreement or confidentiality agreement previously executed by and between the Parties (the “Original Confidentiality Agreement”) are hereby incorporated by reference into this Agreement. In the event no Original Confidentiality Agreement exists, the terms and conditions of the Confidentiality Exhibit set forth in Exhibit D attached hereto are hereby incorporated. “Confidentiality Agreement” as used in this Agreement, shall mean the Original Confidentiality Agreement or the Confidentiality Exhibit, as applicable. Notwithstanding the foregoing, in the event of any inconsistency or conflict between the terms of the Confidentiality Agreement or the PO Terms and Conditions, the terms more protective of the Disclosing Party shall govern.

B.No Disclosure to Independent Contractors. Seller shall not disseminate or disclose any Buyer Proprietary Information to any Subcontractor or other third party without Buyer’s prior written approval. Any Subcontractor or third party that has been approved in writing by Buyer must also be legally bound by a written confidentiality agreement in a form pre-approved by Buyer.

C.Compliance with Buyer Guidelines. Seller shall comply with all usage and disclosure guidelines and policies, including the Logistics Guide, which Buyer may from time to time establish and implement with respect to Buyer Proprietary Information.

D.Non-Compete. During the Term of this Agreement and for a period of five (5) years following the termination or expiration of this Agreement, Seller, all of Seller’s subsidiary, affiliate, or related companies, and all of Seller’s Subcontractors (collectively, “Seller Parties”), shall not, within or with respect to any country or state worldwide, directly or indirectly own, operate, lease, manage, control, participate in, consult with, advise, permit Seller’s name to be used by, provide services for, or in any manner engage in any business that creates, designs, invents, engineers, develops, sources, markets, manufactures, distributes, suppliers, or sells (hereinafter, “Sell”) any product or material that (i) is the same or substantially the same as Buyer’s Products, Improvements, or Buyer Proprietary Information, (ii) relates in any way to the business or contemplated business, products, packaging, activities, research, or development of Buyer, or (iii) may be used as a substitute for or otherwise competes with any of Buyer’s Products, Improvements, or Buyer Proprietary Information (including but not limited to any products and/or packaging intended for use with an electronic cutting or iron-on machines) (where Subsections (i), (ii), and (ii), are collectively referred herein as, “Competitive Products”). As such, Seller acknowledges and agrees on behalf of itself and all Seller Parties that Seller Parties may not Sell the Products, Improvements, Buyer Proprietary Information, or any Competitive Products (whether directly or indirectly) in any manner. This restrictive covenant includes to any of Buyer’s direct or indirect competitors or customers, and their respective subsidiary, affiliate, or related companies, including but not limited to Brother, Silhouette, Graphtec, Amazon, Walmart, Michaels, A.C. Moore, Hobby Lobby, American Crafts, and Jo-Ann Stores, or to any other craft/DIY retailer or e-commerce retailer. In addition to the aforementioned restrictive covenant, in the event Seller or Seller’s Subcontractors (1) are approached to engage with any of the aforementioned parties, or (2) know or have reason to know that any such Selling or prohibited activities did occur, are occurring, or have alleged to occur, Seller agrees to immediately notify Buyer and immediately cease all such Selling and prohibited activities. The Parties understand, acknowledge, and agree that these non-compete covenants are required so as to protect Buyer’s Products, Buyer Proprietary Information, and Buyer’s trade secrets, including the intellectual property belonging to Buyer.

E.Enforcement. Buyer acknowledges and agrees that in the event of a breach by such Seller of any of the provisions of this Section VII and its subsections, monetary damages may be inadequate, and the Company may have no adequate remedy at law. Accordingly, in the event of any such breach, Buyer and its successors or assigns may, in addition to any other rights and remedies existing in their favor, enforce their rights hereunder by an action or actions for specific performance, injunctive, and/or other preliminary or summary relief.

F.Subcontractors. Except as expressly provided in this Agreement or an applicable PO, Seller may not subcontract any of its services or other work to be performed by it hereunder to another person, entity, or company (“Subcontractor”) without Buyer’s prior written consent. In the event that Buyer does so consent, then Seller shall cause such permitted Subcontractor to agree to and comply with all obligations set forth in this Agreement, including without limitation, ownership and allocation of intellectual property rights, non-compete and confidentiality obligations, record-keeping, Buyer’s rights to audit and inspection, and performance in accordance with applicable law that are consistent with the intent and terms of this Agreement. Notwithstanding this Subsection, Seller’s use of Subcontractors will not relieve Seller of the responsibility for the Subcontractor’s performance, and Seller’s obligations and responsibilities assumed under this Agreement will be made equally applicable to all Subcontractors. Notwithstanding anything to the contrary, Seller shall remain liable for all acts, omissions, and performance of any of its Subcontractors and under no circumstances will Seller permit any Subcontractor to subcontract further without Buyer’s prior written approval.

G.Additional Representations. Each Party represents, warrants and covenants to the other that: (a) it is a legal entity duly organized, validly existing and in good standing, duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement; (b) it has the full right, power, and authority to enter into this Agreement, to grant the rights and licenses granted under this Agreement and to perform its obligations under this Agreement; (c) it has not, and during the Term will not, enter into any oral or written contract, agreement, or negotiation with any third party (including its own subsidiary and affiliate companies) that would impair the rights granted to the other Party under this Agreement, or limit the effectiveness of this Agreement, nor is it aware of any claims or actions that may limit or impair any of the rights granted to the other Party hereunder; (d) the execution of this Agreement by its representative whose signature is set forth at the end hereof and the delivery of this Agreement by the Party has been duly authorized by all necessary action of the Party; and (e) it is now, and through the Term will remain, in compliance with all laws and regulations applicable to the performance of its obligations under this Agreement.

VIII.	Audit, Inspection, and Acceptance

A.Audit Rights. Seller shall maintain all pertinent books and records relating to this Agreement and any POs issued hereunder (collectively, “Seller Records”) during the Term of this Agreement and for a period of four (4) years after completion of delivery of Products pursuant to those POs. Buyer or Buyer’s designee shall, upon reasonable notice to Seller, have the right, no more frequently than two (2) times per twelve (12) consecutive months, at its own expense, at reasonable times and during normal business hours, to examine Seller Records to the extent necessary to verify the accuracy of any delivery, performance, statement, charge, computation, or demand made under or pursuant to this Agreement. Any such audit shall initially be at Buyer’s expense, however, should the audit reveal that Products or costs are owed Buyer, as a result of this audit, then Seller must provide such Products and must pay those costs within ten (10) days plus seven percent (7%) annual interest from the time the costs were originally due. Additionally, if any inaccuracy to Buyer is greater than five percent (5%) of the Products and costs properly due and payable for that calendar year, Seller also agrees to pay the cost of the audit. In addition to Buyer’s aforementioned audit right, Buyer or Buyer’s designee may, at any time, review the financial condition of Seller and/or Seller Parties, and Seller will fully cooperate in such review.

B.Inspection. Upon Buyer’s request, Seller shall deliver to Buyer (or Buyer’s designated agents and representatives, including any of Buyer’s authorized retail or strategic partners) (hereinafter, “Buyer Parties”) all data, records, and other materials (including Seller Records) to evidence testing, inspection, compliance with this Agreement, the Code of Conduct, Logistics Guide, and/or applicable law, including without limitation, anti-bribery laws, anti-corruption laws, and quality assurance actions. Additionally, Buyer Parties shall have the right to conduct audits and inspections (whether on-premises, via questionnaire, or otherwise) of Seller and Seller’s Subcontractors to inspect, review, or audit compliance with this Section VIII, this Agreement, the Code of Conduct, Logistic Guide, Buyer Parties’ reasonable requirements, and all other applicable laws, including without limitation: (1) inspecting the Products and/or work in process on the Products, and/or (2) conducting compliance audits, quality control measures, and tests at Seller’s or its Subcontractor’s premises. Without cost to Buyer, Seller agrees to provide facilities and assistance for Buyer Parties’ audits, inspections, and tests. Any Buyer Party audit(s) and/or inspection of Seller, Subcontractors, or the Products, or the failure to audit or inspect, does not constitute acceptance of any work-in-process or finished Products, nor does it not remove responsibility from Seller for compliance with the terms of this Agreement or any PO, and lastly does not relieve Seller of any of its responsibilities or warranties. Likewise, any audit, test, or approval of any design, drawing, material, process, or specifications will not limit or waive Buyer’s rights under this Section VIII or this Agreement. Notwithstanding anything to the contrary, nothing will release Seller from the obligation of testing, inspection, and quality control.

C.Acceptance. All Products delivered by Seller are subject to inspection by Buyer prior to their acceptance. Buyer shall use commercially reasonable efforts to initially inspect Products within fourteen (14) days of receipt by Buyer or Buyer’s designated agent (where notwithstanding Section II.A, receipt by Buyer or Buyer’s designated agent for these purposes shall include their respective receipt at the “Ship to” address set forth in the PO). In the event of any shortage, damage, or discrepancy in or to a delivery of Products, Buyer will within ten (10) days thereafter give notice thereof to Seller and explain or provide documentation as Buyer may deem appropriate. If such evidence indicates, in Buyer’s reasonable judgment, that such shortage, damage, or discrepancy existed, Seller shall promptly deliver (including expediting shipping if Buyer requires), at Seller’s own cost and expense, non-defective, conforming Products to Buyer as replacements. In doing so, Seller will pay all loading, freight, shipping, insurance, forwarding and handling charges, taxes, fees, storage, and other charges applicable to such additional or substitute Products. Seller shall immediately take appropriate steps to identify and contain the source of the problem and cease manufacturing and shipping any additional defective or non-conforming Products. Inspection and acceptance as discussed in this Section VIII may include initial visual inspections, any on-premises inspections (as set forth above), or any other reasonable inspections as determined by Buyer, and none of these shall replace the Warranties in Section IV.A.

IX.	Miscellaneous

A.Assignment. This Agreement shall be binding on Seller and Buyer and on their respective permitted successors and assigns. Buyer may assign this Agreement in whole or in part to any purchaser of all or substantially all of the assets or shares of Buyer, or of the business to which this Agreement pertains. Seller may not assign its rights, duties, obligations, or interests hereunder, in whole or in part, without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

B.Non-waiver. The delay or failure of either Party to exercise or enforce any right hereunder shall in no way operate as a waiver thereof, nor shall any single or partial enforcement or exercise of any right hereunder preclude the further enforcement or exercise of such right or the enforcement or exercise of any other right. The waiver, express or implied, by either Party of any right hereunder or of any failure to perform or breach hereof by the other Party shall not be deemed a waiver of any other right hereunder or of any other failure to perform or breach hereof by the other Party, whether of a similar or dissimilar nature thereto.

C.Entire Agreement. This Agreement (including any exhibits attached hereto and all documents incorporated by referenced therein and in this Agreement), POs, the PO Terms and Conditions, Code of Conduct, Logistics Guide, and the Confidentiality Agreement constitute the entire Agreement between the Parties and supersede any prior agreements (whether oral or written) concerning the subject matter covered herein/therein, including without limitation any prior agreements made with Buyer f/k/a Provo Craft & Novelty, Inc. The inclusion of a Seller invoice number on any PO or ordering document is for reference purposes only and is not an acceptance by Buyer of Seller’s terms or conditions contained therein or elsewhere. Likewise, the terms on any such invoice or similar document submitted by Seller to Buyer will have no effect and are hereby rejected.

D.Relationship of the Parties. The relationship of the Parties under this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to place the Parties in the relationship of legal representatives, partners, joint venturers, or agents of or with each other.

E.Amendment. This Agreement may only be amended or modified by a writing signed by a duly authorized representative of each Party; provided however, that Buyer may make amendments to the PO Terms and Conditions, Code of Conduct, and Logistics Guide, and the same shall be deemed binding effective on the date of such amendment.

F.Severability. If any term of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such term shall be deemed reformed or deleted to the extent necessary to comply with the intent of this Agreement and the remaining provisions of this Agreement shall remain in full force and effect.

G.Choice of Law and Forum; Choice of Language. This Agreement shall be governed and construed under the laws of the State of Utah without regard to principles of conflicts of law. Subject to Section VII.E. and the following sentence, should any dispute arise with regard to this Agreement, the Parties agree to first work in good faith to resolve such dispute, and neither Party may commence any action with regard to such dispute until thirty (30) days have passed from the time such Party has provided written notice to the other Party of the nature of such dispute. Notwithstanding the foregoing or any other provision of this Agreement, either Party shall be entitled to seek injunctive or other provisional relief from any court of competent jurisdiction pending such good faith efforts.

H.Language. The English/American spellings of words used in this Agreement and their customary and usual meanings in the U.S.A. shall control the rights, obligations, and relationship of the Parties, and the construction and interpretation of this Agreement, and shall also be the controlling language for all future communications between the Parties concerning this Agreement and the subject matter hereof. If both English/American and Chinese language versions of this Agreement are prepared and executed, both versions shall be valid and enforceable; provided, however, that in the event there is any inconsistency or conflict between the terms of the English/American language version and any Chinese language version of this Agreement, or with the terms of any other agreement between the Parties, the terms of the English/American language version of this Agreement shall govern.

I.Notices. Any notices, requests, and other communications required or permitted under this Agreement must be in writing, and will be deemed to have been duly given (i) at the time of receipt if delivered by hand or communicated by electronic transmission with delivery confirmation, or (ii) if mailed, ten (10) days after mailing first class mail with postage prepaid, to the addresses listed below, or to such other address as each Party may provide by written notice to the other Party:

If to Buyer:	If to Seller:
Cricut, Inc.	XIAMEN INTRETECH, INC.
Attn: Alan Slighting	104 Unit, 1st Floor of 6# building, No.
10855 S. River Front Pkwy, Suite 300	2879 DongFu Road, Haicang District,
South Jordan, UT 84095	Xiamen, Fujian, China
U.S.A.

with a required copy to:
Cricut, Inc.
Attn: Don Olsen
10855 S. River Front Pkwy, Suite 300
South Jordan, UT 84095
U.S.A.

J.Counterparts. This Agreement may be signed in any number of counterparts, each of which, when so executed and delivered via facsimile, photocopy, e-mail, or other electronic means shall be an original, but all of which shall together constitute one and the same instrument. Facsimile or electronic signatures shall be treated as original signatures for all purposes.

K.Survival. All provisions of this Agreement that by their nature are intended to survive the expiration or termination of this Agreement shall so survive. Without limiting the foregoing, the provisions of Sections III.B. and III.C., Sections IV, V, VI, VII, VIII, and IX, and the Confidentiality Agreement (including all definitions pertaining to the foregoing) shall specifically survive the expiration or termination of this Agreement.

The Parties have executed this Supply Agreement as of the Effective Date.

BUYER:		SELLER:

CRICUT, INC.		XIAMEN INTRETECH, INC.

By:	/s/ Don Olsen	By:	/s/ Stone Lin

Name:	Don Olsen	Name:	Stone Lin

Title:	EVP, General Counsel	Title:	VP

Date:	08/19/2018	Date:	08/18/2018

EXHIBIT A

TO

SUPPLY AGREEMENT

Products

All Products set forth on any previous, pending, or outstanding POs, as well any new SKUs or Products included in future POs accepted by Seller (see Section I.A. of the Supply Agreement).

BUYER:		SELLER:

CRICUT, INC.		XIAMEN INTRETECH, INC.

By:	/s/ Don Olsen	By:	/s/ Stone Lin

Name:	Don Olsen	Name:	Stone Lin

Title:	EVP, General Counsel	Title:	VP

EXHIBIT B

TO

SUPPLY AGREEMENT

PO Terms and Conditions

The following PO Terms and Conditions set forth below are the current version found at: http://www.cricut.com/legal. This Exhibit B is provided for convenience only; in the event the PO Terms and Conditions are revised, amended, or updated online, such new version shall control.

CRICUT PURCHASE ORDER TERMS AND CONDITIONS

1. SERVICES & DELIVERABLES. Seller agrees to provide the Goods or deliverables (collectively referred to as “Goods”), described in any purchase order, in accordance with these Terms and Conditions (“Agreement”). Upon acceptance of a purchase order, shipment of Goods or commencement of a Service, Seller shall be bound by the provisions of these Terms and Conditions, including all provisions set forth on the face of any applicable purchase order, whether Seller acknowledges or otherwise signs this Agreement or the purchase order, unless Seller objects to such terms in writing prior to shipping Goods or commencing Services.

This writing does not constitute a firm offer and may be revoked at any time prior to acceptance. This Agreement may not be added to, modified, superseded or otherwise altered, except by writing signed by an authorized Cricut representative. Any terms or conditions contained in any acknowledgment, invoice or other communication of Seller, which are inconsistent with the terms and conditions herein, are hereby rejected. If there is a conflict between the English terms and the Chinese terms, then English terms shall control. To the extent that this Agreement might be treated as an acceptance of Seller’s prior offer, such acceptance is expressly made on condition of assent by Seller to the terms hereof and shipment of the Goods or beginning performance of any Services by Seller shall constitute such assent.

2. DELIVERY. Time is of the essence. Delivery of Goods shall be made pursuant to the schedule, via the carrier and to the place specified on the face of the applicable purchase order and in compliance with Cricut’s Vendor Logistics Guide. Cricut reserves the right to return, shipping charges collect, all Goods received in advance of the delivery schedule. If no delivery schedule is specified, the order shall be filled promptly and delivery will be made by the most expeditious form of land transportation. If no method of shipment is specified in the purchase order, Seller shall use the least expensive carrier. In the event Seller fails to deliver the Goods within the time specified, Cricut may, at its option, decline to accept the Goods and terminate the Agreement or may demand its allocable fair share of Seller’s available Goods and terminate the balance of the Agreement. Seller shall package all items in suitable containers to permit safe transportation and handling. Each delivered container must be labeled and marked to identify contents without opening and all boxes and packages must contain packing sheets listing contents. Cricut’s purchase order number must appear on all shipping containers, packing sheets, delivery tickets and bills of lading.

3. IDENTIFICATION, RISK OF LOSS & DESTRUCTION OF GOODS. Identification of the Goods shall occur in accordance with Cricut’s Vendor Logistics Guide, or as otherwise specified by Cricut. Seller assumes all risk of loss until receipt by Cricut. Title to the Goods shall pass to Cricut upon receipt by it of the Goods at the designated destination. If the Goods ordered are destroyed prior to title passing to Cricut, Cricut may at its option cancel the Agreement or require delivery of substitute Goods of equal quantity and quality. Such delivery will be made as soon as commercially practicable. If loss of Goods is partial, Cricut shall have the right to require delivery of the Goods not destroyed.

4. PAYMENT. As full consideration for the delivery of the Goods and the assignment of rights to Cricut as provided herein, Cricut shall pay Seller the amount agreed upon and specified in the applicable purchase order. Applicable taxes and other charges such as shipping costs, duties, customs, tariffs, imposts and government imposed surcharges shall be stated separately on Seller’s invoice. Payment is made when Cricut’s check is mailed. Payment shall not constitute acceptance. All personal property taxes assessable upon the Goods prior to receipt by Cricut of Goods conforming to the purchase order shall be borne by Seller. Seller shall invoice Cricut for all Goods delivered and all Services actually performed. Each invoice submitted by Seller must be provided to Cricut within ninety (90) days of delivery of Goods and must reference the applicable purchase order, and Cricut reserves the right to return all incorrect invoices. Unless otherwise specified on the face of a purchase order, Cricut shall pay the invoiced amount within sixty (60) days after receipt of a correct invoice.

5. WARRANTIES. Seller warrants that all Goods provided will be new and will not be used or refurbished. Seller warrants that all Goods delivered shall be free from defects in materials, design and workmanship and shall conform to all applicable specifications for a period of fifteen (15) months from the date of delivery to Cricut or for the period provided in Seller’s standard warranty covering the Goods, whichever is longer. Furthermore, the Products will be free from defects and materials which could create a hazard to life or property; the Products will conform in all respects with all applicable international, federal, state, agency, and local laws, orders, and regulations, including, without limitation, those regarding: (a) safety, (b) content, (c) flammability, (d) weights, measures, and sizes, (e) processing, manufacturing, labeling, advertising, selling, shipping, and invoicing, (f) registration and declaration of responsibility, (h) occupational safety and health, and (g) noise, radio and electromagnetic emissions. If requested by Cricut in the Purchase Order, Seller hereby agrees that it will make spare parts available to Cricut for a period of five (5) years from the date of shipment at Sellers then current price. Additionally, Goods purchased shall be subject to all written express warranties made by Seller’s agents. All warranties shall be construed as conditions as well as warranties and shall not be exclusive. Seller shall furnish to Cricut Seller’s standard warranty and service guaranty applicable to the Goods. All warranties and Service guaranties shall run both to Cricut and to its customers.

If Cricut identifies a warranty problem with the Goods during the warranty period, Cricut will promptly notify Seller of such problems and will return the Goods to Seller, at Seller’s expense. Within five (5) business days of receipt of the returned Goods, Seller shall, at Cricut’s option, either repair or replace such Goods, or credit Cricut’s account for the same.

Replacement and repaired Goods shall be warranted for the remainder of the warranty period or six (6) months, whichever is longer.

6. INSPECTION. Cricut shall have a reasonable time after receipt of Goods or Service deliverables and before payment to inspect them for conformity hereto, and Goods received prior to inspection shall not be deemed accepted until Cricut has run an adequate test to determine whether the Goods conform to the specifications hereof. Use of a portion of the Goods for the purpose of testing shall not constitute an acceptance of the Goods. If Goods tendered do not wholly conform with the provisions hereof, Cricut shall have the right to reject such Goods. Nonconforming Goods will be returned to Seller freight collect and risk of loss will pass to Seller upon Cricut’s delivery to the common carrier.

7. INDEPENDENT CONTRACTOR. Seller is an independent contractor for all purposes, without express or implied authority to bind Cricut by contract or otherwise. Neither Seller nor its employees, agents or subcontractors (“Seller’s Assistants”) are agents or employees of Cricut.

8. SELLER RESPONSIBLE FOR TAXES AND RECORDS. Seller shall be solely responsible for filing the appropriate federal, state and local tax forms, and paying all such taxes or fees, including estimated taxes and employment taxes, due with respect to Seller’s receipt of payment under this Agreement. Seller further agrees to provide Cricut with reasonable assistance in the event of a government audit. Cricut shall have no responsibility to pay or withhold from any payment to Seller under this Agreement, any federal, state or local taxes or fees.

9. INSURANCE. Seller shall be solely responsible for maintaining liability, and other insurance, as is required by law or as is the common practice in Seller’s trades or businesses, whichever affords greater coverage. Upon request, Seller shall provide Cricut with certificates of insurance or evidence of coverage before commencing performance under this Agreement. Seller shall provide adequate coverage for any Cricut property under the care, custody or control of Seller.

10. INDEMNITY. Seller shall indemnify, hold harmless, and at Cricut’s request, defend Cricut, its officers, directors, customers, agents and employees, against all claims, liabilities, damages, losses and expenses, including attorneys’ fees and cost of suit arising out of or in any way connected with the Goods or Services provided under this Agreement, including, without limitation, (i) any claim based on the death or bodily injury to any person, destruction or damage to property, or contamination of the environment and any associated clean up costs, (ii) any claim based on the negligence, omissions or willful misconduct of Seller or any Seller’s Assistants, and (iii) except where a design, or specification, is provided by Cricut, any claim by a third party against Cricut alleging that the Goods or Services, the results of such Services, or any other products or processes provided under this Agreement, infringe a patent, copyright, trademark, trade secret or other proprietary right of a third party, whether such are provided alone or in combination with other products, software or processes. Seller shall not settle any such suit or claim without Cricut’s prior written approval. Seller agrees to pay or reimburse all costs that may be incurred by Cricut in enforcing this indemnity, including attorneys’ fees.

Should Cricut’s use, or use by its distributors, subcontractors or customers, of any Goods or Services purchased from Seller be enjoined, be threatened by injunction, or be the subject of any legal proceeding, Seller shall, at is sole cost and expense, either (a) substitute fully equivalent non-infringing Goods or Services; (b) modify the Goods or Services so that they no longer infringe but remain fully equivalent in functionality; (c) obtain for Cricut, its distributors, subcontractors or customers the right to continue using the Goods or Services; or (d) if none of the foregoing is possible, refund all amounts paid for the infringing Goods or Services.

11. CONFIDENTIALITY. Seller will acquire knowledge of Cricut Confidential Information (as defined below) in connection with its performance hereunder and agrees to keep such Cricut Confidential Information in confidence during and following termination or expiration of this Agreement. “Cricut Confidential Information” includes but is not limited to all information, whether written or oral, in any form, including without limitation, information relating to the research, development, products, methods of manufacture, trade secrets, business plans, customers, vendors, finances, personnel data, Work Product (as defined herein) and other material or information considered proprietary by Cricut relating to the current or anticipated business or affairs of

Cricut which is disclosed directly or indirectly to Seller. In addition, Cricut Confidential Information means any third party’s proprietary or confidential information disclosed to Seller in the course of providing Services or Goods to Cricut. Cricut Confidential Information does not include any information (i) which Seller lawfully knew without restriction on disclosure before Cricut disclosed it to Seller, (ii) which is now or becomes publicly known through no wrongful act or failure to act of Seller, (iii) which Seller developed independently without use of the Cricut Confidential Information, as evidenced by appropriate documentation.

12. OWNERSHIP OF WORK PRODUCT. For purposes of this Agreement, “Work Product” shall include, without limitation, all designs, discoveries, creations, works, devices, masks, models, work in progress, inventions, products, improvements, developments, drawings, notes, documents, business processes, information and materials made, conceived or developed by Seller alone or with others which result from or relate to the Goods provided hereunder. Standard Goods manufactured by Seller and sold to Cricut without having been designed, customized or modified for Cricut do not constitute Work Product. All Work Product shall at all times be and remain the sole and exclusive property of Cricut. Seller hereby agrees to irrevocably assign and transfer to Cricut and does hereby assign and transfer to Cricut all of its worldwide right, title and interest in and to the Work Product including all associated intellectual property rights. Seller agrees: (a) to disclose promptly in writing to Cricut all Work Product in its possession; (b) to assist Cricut in every reasonable way, at Cricut’s expense, to secure, perfect, register, apply for, maintain, and defend for Cricut’s benefit all copyrights, patent rights, mask work rights, trade secret rights, and all other proprietary rights or statutory protections in and to the Work Product in Cricut’s name as it deems appropriate; and (c) to otherwise treat all Work Product as Cricut Confidential Information as described above. These obligations to disclose, assist, execute and keep confidential survive the expiration or termination of this Agreement. All tools and equipment supplied by Cricut to Seller shall remain the sole property of Cricut.

13. TERMINATION. Cricut may terminate this Agreement upon written notice. In the event of such termination, Cricut shall pay Seller for the portion of those conforming Goods delivered to Cricut through the date of termination, less appropriate offsets.

Upon the expiration or termination of this Agreement: (a) each party will be released from all obligations to the other arising after the date of expiration or termination, except for those which by their terms survive such termination or expiration; and (b) Seller will promptly notify Cricut of all Cricut Confidential Information or any Work Product in Seller’s possession and, at the expense of Seller and in accordance with Cricut’s instructions, will promptly deliver to Cricut all such Cricut Confidential Information and/or Work Product.

14. FORCE MAJEURE. Cricut shall not be liable for any failure to perform including failure to take delivery of the Goods as provided caused by circumstances beyond its control which make such performance commercially impractical including, but not limited to, acts of God, fire, flood, acts of war, government action, accident, labor difficulties or shortage, inability to obtain materials, equipment or transportation. In the event Cricut is so excused, either party may terminate the Agreement and Cricut shall at its expense and risk, return any Goods received to the place of shipment.

15. SEVERABILITY. If any provision of this Agreement shall be deemed to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

16. LIMITATION OF LIABILITY. IN NO EVENT SHALL CRICUT BE LIABLE TO SELLER OR SELLER’S ASSISTANTS, OR ANY THIRD PARTY FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT, WHETHER OR NOT CRICUT WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

17. ASSIGNMENT; WAIVER. Seller may not assign this Agreement or any of its rights or obligations under this Agreement, without the prior written consent of Cricut. Any assignment or transfer without such written consent shall be null and void. This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of Cricut without restriction. A waiver of any default hereunder or of any term or condition of this Agreement shall not be deemed to be a continuing waiver or a waiver of any other default or any other term or condition.

18. NONEXCLUSIVE AGREEMENT. This is not an exclusive agreement. Cricut is free to engage others to perform Services or provide Goods the same as or similar to Seller’s. Seller is free to, and is encouraged to, advertise, offer and provide Seller’s Services and/or Goods to others; provided however, that Seller does not breach this Agreement.

19. NOTICES. Except for Purchase Orders which may be sent by local mail, facsimile transmission, or electronically transmitted, all notices, and other communications hereunder shall be in writing, and shall be addressed to Seller or to an authorized Cricut representative, and shall be considered given when (a) delivered personally, (b) sent by confirmed telex or facsimile, (c) sent by commercial overnight courier with written verification receipt, or (d) three (3) days after having been sent, postage prepaid, by first class or certified mail.

20. SURVIVAL OF OBLIGATIONS. Any obligations and duties which by their nature extend beyond the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

21. GOVERNING LAW. This Agreement shall be construed in accordance with, and disputes shall be governed by, the laws of the State of Utah, excluding its conflict of law rules. The Fourth District Court of Utah or the United States District Court for the District of Utah shall have jurisdiction and venue over all controversies arising out of, or relating to, this Agreement. The applicability of the UN Convention on Contracts for the International Sale of Goods is hereby expressly waived by the parties and it shall not apply to the terms and conditions of this Agreement.

22. ENTIRE AGREEMENT; MODIFICATION. This Agreement is the complete, final and exclusive statement of the terms of the agreement between the parties and supersedes any and all other prior and contemporaneous negotiations and agreements, whether oral or written, between them relating to the subject matter hereof. This Agreement may not be varied, modified, altered, or amended except in writing, including a purchase order or a change order issued by Cricut, signed by Cricut. The terms and conditions of this Agreement shall prevail notwithstanding any variance with the terms and conditions of any acknowledgment or other document submitted by Seller. Notwithstanding the foregoing, this Agreement will not supersede or take the place of any written agreement which is signed by both parties and covers the same subject matter as this Agreement or its related purchase orders.

23. COMPLIANCE WITH LAWS. Seller shall comply fully with all applicable federal, state and local laws in the performance of this Agreement. Upon Cricut’s request, Seller will promptly provide Cricut with a statement of origin for all Goods and other documents reasonably requested by Cricut in order to effect the import/export of the Goods to the location designated by Cricut.

24. INJUNCTIVE RELIEF. Seller acknowledges and agrees that the obligations and promises of Seller under this Agreement are of a unique, intellectual nature giving them particular value. Seller’s breach of any of the promises contained in this Agreement will result in irreparable and continuing damage to Cricut for which there will be no adequate remedy at law and, in the event of such breach, Cricut will be entitled to seek injunctive relief, or a decree of specific performance.

[END OF PURCHASE ORDER TERMS AND CONDITIONS]

EXHIBIT C

TO

SUPPLY AGREEMENT

Cricut, Inc.
Manufacturer’s Code of Conduct

Cricut is committed to:

•a high standard of excellence in every aspect of its business;

•ethical and responsible conduct in all its business dealings and operations;

•respect for the rights of all individuals and;

•respect for the environment.

Manufacturer covenants on its own behalf with respect to its own manufacturing facilities, and agrees to require each of its own and third-party manufacturers to agree in writing to comply with and perform the obligations set forth below:

A)

In developing, making and shipping the Products, Manufacturer must comply with all applicable laws and regulations, including, but not limited to, those related to employment, labor, worker health and safety, and the environment.

B)	All references to “applicable laws and regulations” in this Code of Conduct include local and national codes, rules, and regulations as well as applicable treaties and voluntary industry standards.
C)

Manufacturer agrees not use child labor. The term “child labor” refers to a person younger than the local legal minimum age for employment or the age for completing compulsory education, but in no case shall any child younger than fifteen (15) years of age (or fourteen (14) years of age where local law allows) be employed. Manufacturers employing young persons who do not fall within the definition of “child” agree to comply with any applicable laws and regulations to with respect to such persons.

D)	Manufacturer agrees to only employ persons whose presence and labor are voluntary, and not to use any forced or involuntary labor, whether prison, bonded, indentured or otherwise.
E)

Manufacturer agrees to treat each employee with dignity and respect and shall not use corporal punishment, threats of violence, or other forms of physical, sexual, psychological or verbal harassment or abuse.

F)

Manufacturer agrees not to discriminate in hiring or employment practices, including salary, benefits, advancement, discipline, termination, or retirement on the basis of race, color, national origin/heritage, religion, age, nationality, social or ethnic origin, maternity, sexual orientation, gender, political opinion, or disability. Manufacturers will not retaliate against workers who complain in good faith about what they believe to be discrimination.

G)

Manufacturer agrees to comply, at a minimum, with all applicable laws and regulations regarding wages and hours, including minimum wage, overtime, maximum hours, piece rates and other elements of compensation, and to provide legally mandated benefits. If local laws and regulations do not provide for overtime pay, Manufacturer agrees to pay at least regular pay for overtime work. Except in ordinary business circumstances, Manufacturer will not require employees to work more than the lesser of (a) 48 hours per week and 12 hours overtime or (b) the limits on regular and overtime hours allowed by local law, or, where local law does not limit the hours of work, the regular work week in such country plus 12 hours overtime. In addition, except in extraordinary business circumstances, employees will be entitled at least one day off in every seven-day period. Manufacturer agrees that, where local industry standards are higher than applicable legal requirements, they will meet the higher standards.

H)

Manufacturer agrees to provide employees with a safe and healthy workplace in compliance with all applicable laws, ensuring at a minimum, reasonable access to drinkable water and sanitary facilities, fire safety, and adequate lighting and ventilation. Manufacturer also agrees to ensure that the same standards of health and safety are applied in any housing it provides for employees.

I)

Manufacturer agrees to respect the rights of employees to associate, organize and bargain collectively in a lawful and peaceful manner, without penalty or interference, in accordance with applicable laws and regulations.

J)	Manufacturer agrees to comply with all applicable laws and regulations regarding the environment.
K)

Manufacturer agrees to maintain on site all documentation necessary to demonstrate compliance with these provisions. Manufacturer agrees to promptly reimburse Manufacturer for the reasonable cost of inspections performed when any of Manufacturers facilities does not pass the inspection(s).

L)

Manufacturer agrees to take appropriate steps to ensure that these provisions are communicated to all employees, including the prominent posting of a copy of Cricut’s Code of Conduct for Manufacturers in the local language and in a place readily accessible to employees at all times.

M)

Manufacturer agrees not to use subcontractors or independent contractors for the manufacture of Products supplied to Cricut or components thereof without Cricut’s express written consent. Cricut may require, as one of the conditions of approval, that the subcontractor or independent contractor enter into a written commitment with Cricut and comply with this Code of Conduct or that Manufacturer certify that the subcontractors or independent comply with this Code of Conduct.

N)

Manufacturer shall establish and maintain a monitoring plan that sets forth Manufacturer’s internal and independent external monitoring programs in accordance with the requirements of Section P below, and consisting of the agreement of the Manufacturer to undertake in good faith to implement a system of monitoring compliance with these provisions and any applicable Code of Conduct, including utilizing independent accredited external monitors.

O)

Internal and external monitoring shall involve the periodic verifications that the provisions of this Agreement and this Code of Conduct are being met by Manufacturer and its permitted subcontractors or independent contractors.

P)

Manufacturer agrees that internal monitoring will be conducted by employees of Manufacturer who shall be provided training on a regular basis about the workplace standards and applicable local and international law, as well as about effective monitoring practices, so as to enable such monitors to be able to assess compliance with the provisions of this Agreement and any applicable Code of Conduct.

Q)	External monitoring may be conducted by independent external monitors accredited by industry associations, NGOs, and human rights or labor organizations.
R)

“Noncompliance” shall mean any significant and/or persistent pattern of noncompliance, or any individual incident of serious noncompliance, with the provisions of this Agreement or any applicable Code of Conduct, either as determined by internal or external monitoring or as alleged by any third party. Each report shall include:

1.	A description of the monitoring conducted which led to the discovery of the Noncompliance;
2.	A description of the Noncompliance;
3.	A description of the remedial actions taken by Manufacturer to prevent the recurrence of such Noncompliance or alleged Noncompliance.
S)

If any permitted subcontractor or independent contractor fails to pass a compliance inspection, and thereafter fails to remedy the cited failure(s) within the time designated by Cricut, or if the third-party Manufacturer otherwise breaches it obligations to perform its services in accordance herewith, the third-party Manufacturer will be terminated immediately by Manufacturer, and Manufacturer shall not thereafter use the third-party Manufacturer.

[END OF CODE OF CONDUCT]

EXHIBIT D

TO

SUPPLY AGREEMENT

CRICUT CONFIDENTIALITY AND NONDISCLOSURE EXHIBIT

This Confidentiality and Non-Disclosure Exhibit (“Confidentiality Exhibit”) is entered into by and between CRICUT, INC., a Utah Corporation located at 10855 South River Front Parkway, Suite 300, South Jordan, UT 84095 (“Cricut”) and the named Seller set forth in the Agreement to which this Confidentiality Exhibit is attached (“Receiving Party”).

WHEREAS, Cricut and Receiving Party desire to review, discuss, and conduct business related to the Agreement to which this Confidentiality Exhibit is attached (the “Business Purpose”); and

WHEREAS, in order to pursue the mutual Business Purpose, Cricut and Receiving Party recognize that there is a need for Cricut to disclose to Receiving Party certain of its confidential information to be used only for the Business Purpose and a need for Receiving Party to protect Cricut’s confidential information from unauthorized use and disclosure.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, and the association with Cricut of Receiving Party, the parties hereto agree as follows:

1. Definition of Confidential Information

“Confidential Information” shall mean information relating to electronic cutting, die cutting, embossing, embellishing, printing/cutting or other products or the business affairs of Cricut of a proprietary or confidential nature, whether communicated orally or in writing, including by way of illustration and not limitation:

(i)	information concerning research and development activities;
(ii)	manufacturing and processing techniques and know-how;
(iii)

software, firmware and computer programs and elements of design relating thereto (including, for example, programming techniques, algorithms, inference structures and the construction of knowledge bases);

(iv)	designs and drawings;
(v)	cost, profit and market information;
(vi)

financial and other business information with respect to Cricut that Cricut has not made publicly available; customer business information, including products of Cricut ordered, prices and delivery schedules; and

(vii)	any information disclosed to Cricut by any third party which Cricut has agreed, or is otherwise obligated, to treat as confidential or proprietary.

2. Exclusions

Receiving Party, however, shall have no liability to the other party, under this Confidentiality Exhibit with respect to the disclosure and/or use of any such Confidential Information that it can establish:

(i)	has become generally known or available to the public without breach of this Confidentiality Exhibit by the Receiving Party;
(ii)	was known by the Receiving Party before receiving such information from Cricut;
(iii)

has become known by or available to Receiving Party from a source other than Cricut, without any breach of any obligation of confidentiality owed to Cricut, subsequent to disclosure of such information to it by Cricut;

(iv)

has been disclosed to persons regularly employed by the Receiving Party who have previously agreed in writing not to disclose such information or to use such information for any purpose other than to assist it to determine whether to pursue the Business Purpose;

(v)	has been independently developed by the Receiving Party without use of or reference to the Confidential Information by persons who had no access to the Confidential Information;
(vi)	has been provided to the Receiving Party with a written statement that it is provided without restriction on disclosures; or
(vii)	has been approved for release or use by written authorization of Cricut.

3. Obligations of Receiving Party

The Receiving Party acknowledges that irreparable injury and damage will result from disclosure to third parties, or utilization for purposes other than those connected with the proposed acquisition or other business relationship, of any of the Confidential Information. Receiving Party agrees:

(i)	to hold the Confidential Information in strict confidence;
(ii)	not to disclose such Confidential Information to any third party except as specifically authorized herein or as specifically authorized by Cricut in writing;
(iii)

to use all reasonable precautions, consistent with the Receiving Party’s treatment of its own confidential information of a similar nature, to prevent the unauthorized disclosure of the Confidential Information, including, without limitation, protection of documents from theft, unauthorized duplication and discovery of contents, and restrictions on access by other persons to such Confidential Information;

(iv)

not to make or use any copies, synopses or summaries of oral or written material, photographs or any other documentation or information made available or supplied by Cricut to Receiving Party except such as are necessary for Receiving Party’s internal communications in connection with the Business Purpose; and

(v)	not to use any Confidential Information for any purpose other than the Business Purpose.

4. Required Disclosures. Receiving Party may disclose the Confidential Information if and to the extent that such disclosure is required by applicable law, provided that the Receiving Party uses reasonable efforts to limit the disclosure by means of a protective order or a request for confidential treatment and provides Cricut a reasonable opportunity to review the disclosure before it is made and to interpose its own objection to the disclosure.

5. Return of Confidential Information. Receiving Party shall return all written material, photographs and all other documentation made available or supplied by Cricut to Receiving Party, and all copies and reproductions thereof, on request.

6. Retention of Legal Rights. Cricut retains all rights and remedies afforded it under the patent and other laws of the United States and the States thereof, including without limitation any laws designed to protect proprietary or confidential information.

7. Injunctive Relief. Receiving Party acknowledges that the unauthorized use or disclosure of the Confidential Information would cause irreparable harm to Cricut. Accordingly, the Receiving Party agrees that Cricut will have the right to obtain an immediate injunction against any breach or threatened breach of this Confidentiality Exhibit, as well as the right to pursue any and all other rights and remedies available at law or in equity for such a breach.

8. Term of Confidentiality Exhibit. This Confidentiality Exhibit applies to all Confidential Information that is disclosed by Cricut to the Receiving Party. Notwithstanding any termination or expiration of the Agreement to which this Confidentiality Exhibit is attached, the Receiving Party’s obligations with respect to all Confidential Information shall continue indefinitely and be terminated only pursuant to Section 2 of this Exhibit.

9. Binding Effect. Receiving Party agrees that this Confidentiality Exhibit shall be binding upon the Receiving Party individually, and in Receiving Party’s capacity as a representative of Receiving Party’s Company.

10. Entire Agreement. This Confidentiality Exhibit sets forth the entire agreement and understanding of the parties and merges all prior discussions between them as to Confidential Information. Neither party may be bound by any definition, condition, representation or waiver other than as expressly stated in this Confidentiality Exhibit or as subsequently set forth in writing signed by the parties hereto.

11. Governing Law. This Confidentiality Exhibit shall be governed by the laws of the State of Utah as applied to contracts entered into and to be performed entirely within the State of Utah.

12. Successors and Assigns. This Confidentiality Exhibit shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, executors, successors and assigns.